Exhibit 4.1

CONVERTIBLE SECURED SUBORDINATED NOTE PURCHASE AGREEMENT

This Convertible Secured Subordinated Note Purchase Agreement, dated as of November 14, 2007, (this “Agreement”) is entered into by and among Smart Online, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on the schedule of investors attached hereto as Schedule I (each an “Investor” and, collectively, the “Investors”).

RECITALS

A. On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, a secured subordinated convertible promissory note in the principal amount set forth opposite such Investor’s name on Schedule I hereto.

B. Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  The Notes.

(a)  Issuance of Notes. At the Initial Closing (as defined below), the Company agrees to issue and sell to each of the Investors, and, subject to all of the terms and conditions hereof, each of the Investors severally agrees to purchase a convertible secured subordinated promissory note in the form of Exhibit A hereto (each, a “Note” and, collectively, the “Notes”) in the principal amount set forth opposite the respective Investor’s name on Schedule I hereto, (which amount shall not be less than $250,000.00). The obligations of the Investors to purchase Notes are several and not joint.

(b)  Initial Closing; Delivery. The sale and purchase of the Notes shall take place at one or more closings with the initial closing (the “Initial Closing”) to be held on the date hereof at such place as the Company and the Investors may determine. At the Initial Closing, the Company will deliver to each of the Investors the respective Note to be purchased by such Investor, against receipt by the Company of the corresponding purchase price set forth on Schedule I hereto (the “Purchase Price”). Each of the Notes will be registered in such Investor’s name in the Company’s records. In addition, to secure the full payment of all obligations under the Notes, the Company and Doron Roethler, as agent for the Investors (the “Agent”), shall execute the Security Agreement (as defined below).

(c)  Subsequent Closing; Delivery.  Subject to compliance with federal and applicable state securities laws, at any time after the date of this Agreement but on or prior to the third anniversary hereof, the Company may elect to sell and issue to the Investors, and, upon such election, the Investors shall purchase from the Company in one or more subsequent closings (each, a “Subsequent Closing”), additional Notes (the “Additional Notes”); provided that the aggregate principal amount of all Additional Notes issued in all Subsequent Closings pursuant to this Agreement does not exceed $5,200,000. Each time the Company elects to sell Additional Notes in a Subsequent Closing, the Company shall provide to each Investor written notice of such election (the “Subsequent Closing Notice”), which notice shall include the aggregate principal amount of the Additional Notes the Company proposes to sell in such Subsequent Closing (which amount shall not be less than $500,000) (the “Subsequent Closing Amount”), the anticipated date upon which such Subsequent Closing will occur (which date shall not be more than fifteen (15) days after the Company provides such notice to the Investors) and the Investor’s pro rata share of the Subsequent Closing Amount (which shall be calculated by dividing the principal amount of the Note purchased by such Investor in the Initial Closing by the aggregate principal amount of all Notes purchased in the Initial Closing). At each Subsequent Closing, each Investor shall purchase an Additional Note equal to such Investor’s pro rata share of the Subsequent Closing Amount. All such sales of Additional Notes shall be made on the terms and conditions set forth in this Agreement and the exhibits attached hereto. Any Additional Notes sold and issued pursuant to this Section 1(d) shall be deemed to be “Notes” for all purposes under this Agreement. Should any such sales be made, the Company shall prepare a revised Schedule I to this Agreement reflecting such sales. At each Subsequent Closing, the Company will deliver to each of the Investors participating in such Subsequent Closing the respective Note to be purchased by such Investor, against receipt by the Company of the corresponding Purchase Price set forth on Schedule I hereto. Each of the Notes will be registered in such Investor’s name in the Company’s records. The Initial Closing and each Subsequent Closing, if any, shall each be considered a “Closing” for the purposes of this Agreement and the date of each such Closing shall be a “Closing Date.”

(d)  Use of Proceeds. The proceeds of the sale and issuance of the Notes shall be used for ongoing working capital and capital spending requirements.

2.  Representations and Warranties of the Company. Except as otherwise described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (and any amendments thereto filed at least two (2) Business Days prior to the Closing Date), the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and March 31, 2007 (and any amendments thereto filed at least two (2) Business Days prior to the Closing Date), the Company’s Proxy Statement for its 2007 Annual Meeting of Shareholders, and any of the Company’s Current Reports on Form 8-K filed since August 14, 2007 (and any amendments thereto filed at least two (2) Business Days prior to the Closing Date) (all collectively, the “SEC Reports”), the Company hereby represents and warrants to, and covenants with, the Investor as of the date hereof and the applicable Closing Date, as follows:

(a)  Organization.  The Company is duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Company has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns property or transacts business and where the failure to be so qualified would have a material adverse effect upon the Company and its subsidiaries as a whole or the business, financial condition, properties, operations or assets of the Company and its subsidiaries as a whole or the Company’s ability to perform its obligations under the this Agreement, the Notes, the Security Agreement (as defined below), the Registration Rights Agreement (as defined below) (collectively, the “Transaction Agreements”) in all material respects (“Material Adverse Effect”), and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

(b)  Due Authorization. The Company has all requisite power and authority to execute, deliver and perform its obligations under the Transaction Agreements. The execution and delivery of the Transaction Agreements, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no further action on the part of the Company or its Board of Directors or stockholders is required. The Transaction Agreements have been validly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except to the extent (i) rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)  No Conflict or Default. The execution and delivery of the Transaction Agreements, the sale and issuance of the Notes to be sold by the Company pursuant to this Agreement, the issuance of the shares of the Company’s Common Stock (the “Common Stock”) issuable upon conversion of the Notes (the “Conversion Shares”) in accordance with the terms of the Notes, the fulfillment of the terms of the Transaction Agreements and the consummation of the transactions contemplated thereby will not: (A) result in a conflict with or constitute a material violation of, or material default (with the passage of time or otherwise) under, (i) any bond, debenture, note, loan agreement or other evidence of indebtedness, or any material lease, or contract to which the Company is a party or by which the Company or their respective properties are bound, (ii) the Certificate of Incorporation, by-laws or other organizational documents of the Company, as amended, or (iii) any law, administrative regulation, or existing order of any court or governmental agency, or other authority binding upon the Company or the Company’s respective properties; or, (B) result in the creation or imposition of any lien, encumbrance, claim, or security interest upon any of the material assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which it is bound or to which any of the property or assets of the Company is subject, except as contemplated by the Transaction Agreements. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body is required for the execution and delivery of the Transaction Agreements by the Company and the valid issuance or sale of the Securities by the Company pursuant to the Transaction Agreements, other than such as have been made or obtained, and except for any filings required to be made under federal or state securities laws

(d)  Capitalization. The outstanding capital stock of the Company is as described in the Company’s Quarterly Report on Form 10-Q for the three month period ending June 30, 2007. The Company has not made any material issuances of capital stock since June 30, 2007, other than pursuant to the purchase of shares under the Company’s employee stock equity plans and the exercise of outstanding warrants or stock options, in each case as disclosed in the SEC Reports, as well as the issuance of restricted shares to certain of its directors as part of its director compensation program and the issuance of restricted shares to certain of its employees under our 2004 Equity Compensation Plan. The Conversion Shares to be issued upon conversion of the Notes have been duly authorized, and when issued and paid for in accordance with the terms of the Transaction Agreements, will be duly and validly issued, fully paid and nonassessable, subject to no lien, claim or encumbrance (except for any such lien, claim or encumbrance created, directly or indirectly, by the Investor). The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, have been issued in compliance with the registration requirements of federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. The Company owns one hundred percent of all of the outstanding capital stock of each of its subsidiaries, free and clear of all liens, claims and encumbrances except as disclosed in the SEC Reports. There are not (i) any outstanding preemptive rights, or (ii) any rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company not disclosed in the SEC Reports, or (iii) any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party that would provide for the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options not disclosed in the SEC Reports. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party

(e)  Legal Proceedings. There is no material legal or governmental proceeding pending, or to the knowledge of the Company, threatened, to which the Company is a party or of which the business or property of the Company is subject that is required to be disclosed and that is not so disclosed in the SEC Reports or in the supplemental written disclosure on material legal proceedings provided to the Investors. Other than the information disclosed in the SEC Reports, the Company is not subject to any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other government body.

(f)  No Violations. To the knowledge of the Company, it is not in violation of its Certificate of Incorporation, bylaws or other organizational documents, as amended. To the knowledge of the Company, it is not in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. The Company is not in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company is a party or by which the Company is bound, which such default would have a Material Adverse Effect upon the Company.

(g)  Governmental Permits, Etc. The Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted, except where the failure to currently possess such franchises, licenses, certificates and other authorizations is not reasonably likely to have a Material Adverse Effect.

(h)  Intellectual Property.

(i)  Except for matters which are not reasonably likely to have a Material Adverse Effect, (i) each of the Company has ownership of, or a license or other legal right to use, all patents, copyrights, trade secrets, trademarks, customer lists, designs, manufacturing or other processes, computer software, systems, data compilation, research results or other proprietary rights used in the business of the Company (collectively, “Intellectual Property”) and (ii) all of the Intellectual Property owned by the Company consisting of patents, registered trademarks and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other jurisdictions and have been maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and/or such other jurisdictions.

(ii)  Except for matters which are not reasonably likely to have a Material Adverse Effect, all material licenses or other material agreements under which (i) the Company employs rights in Intellectual Property, or (ii) the Company has granted rights to others in Intellectual Property owned or licensed by the Company are in full force and effect, and there is no default by the Company with respect thereto.

(iii)  The Company believes that it has taken all steps reasonably required in accordance with sound business practice and business judgment to establish and preserve the ownership of the Company’s material Intellectual Property.

(iv)  Except for matters which are not reasonably likely to have a Material Adverse Effect, to the knowledge of the Company, (i) the present business, activities and products of the Company do not infringe any intellectual property of any other person; (ii) neither the Company is making unauthorized use of any confidential information or trade secrets of any person; and (iii) the activities of any of the employees of the Company, acting on behalf of the Company, do not materially violate any agreements or arrangements related to confidential information or trade secrets of third parties.

(v)  Except for matters which are not reasonably likely to have a Material Adverse Effect, and except as disclosed in the SEC Reports, no proceedings are pending, or to the knowledge of the Company, threatened, which challenge the rights of the Company to the use the Company’s Intellectual Property.

(i)  Financial Statements. The financial statements of the Company and the related notes contained in the SEC Reports present fairly and accurately in all material respects the financial position of the Company as of the dates therein indicated, and the results of its operations, cash flows and the changes in shareholders’ equity for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis at the times and throughout the periods therein specified, except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles.

(j)  No Material Adverse Change. Except as disclosed in the SEC Reports or in any press releases issued by the Company at least two (2) Business Days prior to the Closing Date, there has not been (i) an event, circumstance or change that has had or is reasonably likely to have a Material Adverse Effect upon the Company, (ii) any obligation incurred by the Company that is material to the Company, (iii) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, or (iv) any loss or damage (whether or not insured) to the physical property of the Company which has had a Material Adverse Effect.

(k)  Trading. The principal United States market in which the Common Stock is quoted for trading is the Over-the-Counter Bulletin Board. The shares of Common Stock issuable upon conversion of the Notes must be registered with the SEC before trading can commence on the Over-the-Counter Bulletin Board with respect to such shares.

(l)  Contracts. Except for matters which are not reasonably likely to have a Material Adverse Effect and those contracts that are substantially or fully performed or expired by their terms, the contracts listed as exhibits to or described in the SEC Reports that are material to the Company and all amendments thereto, are in full force and effect on the date hereof, and neither the Company nor, to the Company’s knowledge, any other party to such contracts is in breach of or default under any of such contracts.

(m)  Taxes. Except for tax matters which are not reasonably likely to have a Material Adverse Effect, each of the Company and each of its subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon.

(n)  Investment Company. The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended, and will not be deemed an “investment company” as a result of the transactions contemplated by this Agreement.

(o)  Insurance. The Company maintains insurance of the types and in the amounts that the Company reasonably believes is adequate for its businesses, including, but not limited to, insurance covering real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

(p)  Offering Prohibitions. Neither the Company nor any person acting on its behalf or at its direction has in the past or will in the future take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer or sale of the Notes as contemplated by this Agreement or the issuance of the Conversion Shares as contemplated by the Notes within the provisions of Section 5 of the Securities Act.

(q)  Related Party Transactions. Other than described in the SEC Reports, to the knowledge of the Company, no transaction has occurred between or among the Company or any of its affiliates, officers or directors or any affiliate or affiliates of any such officer or director that with the passage of time are reasonably likely be required to be disclosed pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(r)  Books and Records. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the operations of, the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.  Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company upon the acquisition of the Note as follows:

(a)  Investor Knowledge and Status. The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor is an “accredited investor” as defined in Regulation D under the Securities Act, is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision similar to that involved in the purchase of the Notes, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Notes; (ii) the Investor understands that the Notes and the Conversion Shares are “restricted securities” and have not been registered under the Securities Act and is acquiring the Notes and the Conversion Shares in the ordinary course of its business and for its own account for investment only, has no present intention of distributing any of such Notes or Conversion Shares and has no arrangement or understanding with any other persons regarding the distribution of such Notes or Conversion Shares (this representation and warranty not limiting the Investor’s right to sell Conversion Shares pursuant to a registration statement filed under the Registration Rights Agreement (a “Registration Statement”) or otherwise, or other than with respect to any claim arising out of a breach of this representation and warranty, the Investor’s right to indemnification under Section 3 of the Registration Rights Agreement); (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Note acquired by the Investor or any of the Conversion Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv) the Investor has, in connection with its decision to purchase the Notes, relied upon the representations and warranties of the Company contained herein and the information contained in the SEC Reports. The Investor understands that neither the issuance of the Notes to the Investor nor the issuance of the Conversion Shares upon conversion of the Notes has been registered under the Securities Act, or registered or qualified under any state securities law, in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the representations made by the Investor in this Agreement. To the best of the Investor’s knowledge, no person has been authorized by the Company to provide any representation that is inconsistent with or in addition to those contained herein or in the SEC Reports, and the Investor acknowledges that it has not received or relied on any such representations. The state in which Investor’s principal office is located, and from which the Investor is acquiring the Notes, is set forth on Schedule 1 hereto.

(b)  Transfer of Securities. The Investor agrees that it will not make any sale, transfer or other disposition of the Notes or the Conversion Shares (a “Disposition”) other than Dispositions that are made pursuant to the Registration Statement in compliance with any applicable prospectus delivery requirements or that are exempt from registration under the Securities Act. Investor has not taken and will not take any action designed to or that might reasonably be expected to cause or result in manipulation of the price of the Common Stock to facilitate the subscription to, or the sale or resale of the Notes or the Conversion Shares.

(c)  Power and Authority. The Investor represents and warrants to the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and each other Transaction Agreement to which Investor is a party and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each other Transaction Agreement to which Investor is a party, and (ii) this Agreement and each other Transaction Agreement to which Investor is a party constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except to the extent (i) rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)  Prohibited Transactions. During the thirty (30) days prior to the date hereof, no Investor nor any affiliate of any Investor, foreign or domestic, has, directly or indirectly, effected or agreed to effect any “short sale” (as defined in Rule 200 under Regulation SHO), whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, borrowed or pre-borrowed any shares of the Common Stock, or granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Notes or the Conversion Shares (each, a “Prohibited Transaction”).

(e)  No Investment, Tax or Legal Advice. The Investor understands that nothing in the SEC Reports, the Transaction Agreements, or any other materials presented to the Investor in connection with the purchase and sale of the Notes constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Notes.

(f)  Confidential Information. The parties acknowledge and agree that as of the date hereof and as of the applicable Closing Date, the Company has not disclosed any material non-public information to the Investor.

(g)  Additional Acknowledgement. Investor has thoroughly reviewed and the SEC Reports prior to making this investment. Investor has been granted a reasonable time prior to the date hereof during which we have had the opportunity to obtain such additional information as Investor deems necessary to permit Investor to make an informed decision with respect to the purchase of the Notes. After examination of the SEC Reports and other information available, Investor is fully aware of the business prospects, financial condition, risks associated with investment and the operating history relating to the Company, and therefore in subscribing for the purchase of the Notes, Investor is not relying upon any information other than information contained in the SEC Reports. The Investor acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, that it is not relying on any advice from or evaluation by any other Investor, and that it is not acting in concert with any other Investor in making its purchase of the Notes hereunder. The Investor and, to its knowledge, the Company acknowledge that the Investors have not taken any actions that would deem the Investors to be members of a “group” for purposes of Section 13(d) of the Exchange Act.

(h)  Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Notes being purchased and the payment therefor, and a party’s reliance on such representations and warranties shall not be affected by any investigation made by such party or any information developed thereby.

(i)  Legends and Restrictions on Transfer. Each of the Notes and the certificate or certificates for the Conversion Shares (and any securities issued in respect of or exchange for the Notes or the Conversion Shares) shall be subject to a legend or legends restricting transfer under the Securities Act of 1933, as amended (the “Securities Act”) and referring to restrictions on transfer herein, such legend to be substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE OF THE PROPOSED SALE OR TRANSFER WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT OR EXEMPTION THEREFROM.

4.  Conditions to Closing of the Investors. Each Investor’s obligations at the applicable Closing are subject to the fulfillment, on or prior to the applicable Closing Date, of all of the following conditions, any of which may be waived in whole or in part by all of the Investors:

(a)  Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct on the applicable Closing Date.

(b)  Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

(c)  Transaction Agreements. The Company shall have duly executed and delivered to the Investors the following documents:

(i)  This Agreement;

(ii)  Each Note issued hereunder;

(iii)  The Security Agreement in the form of Exhibit B hereto (the “Security Agreement”); and

(iv)  The Registration Rights Agreement in the form of Exhibit C hereto (the “Registration Rights Agreement”).

(d)  Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements (except for such as may be properly obtained subsequent to each Closing).

(e)  Absence of Material Changes. No event has occurred or condition exists which could reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform its obligations hereunder or under the Transaction Agreements.

(f)  Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the applicable Closing shall have been performed or complied with in all material respects.

5.  Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes at each Closing is subject to the fulfillment, on or prior to the applicable Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)  Representations and Warranties. The representations and warranties made by the Investors in Section 3 hereof shall be true and correct when made, and shall be true and correct on such Closing Date.

(b)  Purchase Price. Each Investor shall have delivered to the Company the Purchase Price in respect of the Note being purchased by such Investor.

(c)  Security Agreement. The Agent shall have executed and delivered the Security Agreement.

(d)  Registration Rights Agreement. Each Investor shall have executed and delivered the Registration Rights Agreement.

6.  Covenants in Favor of Investors. The Company covenants and agrees with the Investors that, so long as the Notes shall be outstanding, unless waived by the Agent it will perform the obligations set forth in this Section 6:

(a)  Taxes and Levies. The Company will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested.

(b)  Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a Material Adverse Effect.

(c)  Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business.

(d)  Insurance. The Company will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similarly situated corporations and carry such other insurance as is usually carried by similar corporations.

(e)  Books and Records. The Company will maintain a system of accounting sufficient to enable the Company to prepare financial statements in accordance with GAAP and will furnish to the Investors such books, records and accounts reflecting all of the business affairs and transactions of the Company as the Investors may reasonably request.

(f)  Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Investors upon becoming aware of the occurrence of any Event of Default (as hereinafter defined) or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default.

(g)  Matters Requiring Agent Approval. So long as any of the Notes remain outstanding, the Company will not, without the approval of the Agent:

(i)  make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company (except that the Company may acquire and own securities of 1-800 Pharmacy, Inc., a Delaware corporation, pursuant to the Services Agreement dated as of June 19, 2007 between the Company and 1-800 Pharmacy, Inc. without the approval of the Agent);

(ii)  make any loan or advance to any person, except advances and similar expenditures in the ordinary course of business or under the terms of a employee stock or option plan approved by the Company’s Board of Directors;

(iii)  guarantee any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(iv)  make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years;

(v)  incur any indebtedness in excess of $25,000 individually or in the aggregate, other than trade credit incurred in the ordinary course of business;

(vi)  increase or approve the compensation of the named executive officers, including benefits, bonuses and issuances of equity compensation; provided, however, that approval by the Agent of a pool of compensation benefits to be allocated by the Company will constitute approval of each specific allocation of such benefits by the Company;

(vii)  change the principal business of the Company, enter new lines of business, or exit the current line of business;

(viii)  sell, transfer, exclusively license, pledge or encumber any material Intellectual Property of the Company, except in the ordinary course of business;

(ix)  create or authorize the creation of or issue any other security convertible into or exercisable for any equity security of the Company, other than issuances to officers, directors, employees, consultants or advisors pursuant to equity compensation plans approved by the Company’s Board of Directors;

(x)  purchase or redeem or pay any dividend on any capital stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment or consulting services, at the lower of fair market value or cost; or

(xi)  increase the number of shares authorized for issuance to officers, directors, employees, consultants and advisors pursuant to equity incentive plans or other similar compensatory agreements or arrangements.

7.  Board Observation Right; Inspection Rights.

(a) Board Observation Right. So long as any Notes are outstanding, the Company shall invite a representative of the Agent to attend all meetings of its Board of Directors and any committee thereof in a nonvoting observer capacity and, in this respect, shall give the representative of the Agent copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company. The Company shall reimburse the representative of the Agent with board observation rights pursuant hereto for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.
(b) Inspection. The Company shall permit the Agent and its representatives to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Agent; provided, however, that the Company shall not be obligated pursuant to this Section 7(b) to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel. The Company shall reimburse the Agent for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with the exercise of its inspection rights under this Section 7(b).

8.  Appointment of Agent. The Investors hereby appoint Doron Roethler, to act as agent (the “Agent”) for the Investors in accordance with the provisions of this Agreement and the Agent hereby accepts such appointment. The Company may look solely to the Agent with respect to any matters relating to the giving or receipt of notices, consents or waivers from the Investors under this Agreement, except that the Company shall provide all Investors with prompt written notice of an Event of Default.

(a)  Rights and Duties of Agent.

(i)  In acting under this Agreement and in connection with the Notes, the Agent is acting solely as agent of the Investors and does not assume any obligation or relationship of agency or trust for or with the Company or any stockholder of the Company.

(ii)  The Agent may consult with counsel satisfactory to it, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel.

(iii)  The Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the Investors, or any of them. The Agent will not have any liability to any Investor or other person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

(iv)  The Agent shall be obligated to perform only such duties as are herein or in the Security Agreement specifically set forth and no implied duties or obligations shall be read into this Agreement or in the Security Agreement against the Agent. The Agent shall not be under any obligation to take any action hereunder or thereunder which may tend to involve it in any expense or liability for which it does not receive indemnity. The Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein except as directed by the Requisite Percentage, including any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise.

(v)  The Agent shall not at any time be under any duty or responsibility to any Investor to determine whether any facts exist that may constitute an Event of Default absent receipt of notice thereof from the Company or any Investor. The Agent shall not be accountable with respect to the validity or value of any Conversion Shares or of any securities or property which may at any time be issued or delivered upon conversion of the Conversion Shares and it makes no representation with respect thereto. The Agent shall not be responsible for any failure of the Company to comply with any of the covenants of the Company contained in this Agreement.

(vi)  The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement or the Security Agreement, unless the Agent shall have been instructed by the Requisite Percentage to refrain from exercising such rights or to take or refrain from taking such action. The Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any officer, director, or manager of any Investor, and to apply to such officers, directors or managers for advice or instructions in connection with its duties, and shall not be liable to such Investor for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, director or manager or in good faith reliance upon any statement signed by any one of such officers, directors or managers of the Investors with respect to any fact or matter (unless other evidence in respect thereof is herein specifically prescribed) which may be deemed to be conclusively proved and established by such signed statement.

(b)  Individual Rights of Agent. Nothing herein shall preclude the Agent from acting in any other capacity for any Investor or for any other legal entity.

(c)  Agent’s Disclaimer. The Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement or the Notes and it shall not be responsible for any statement in this Agreement or the Notes other than its signature thereon as an Investor and with respect to representations made in such capacity.

(d)  Compensation and Indemnity. The Company agrees to reimburse the Agent upon request for all reasonable out of pocket expenses incurred by it, including the reasonable expenses of the Agent’s agents and counsel. Each of the Investors shall indemnify (to the extent not reimbursed by the Company) pro rata according to their respective aggregate principal amount of Notes and hold harmless the Agent against any loss, liability or reasonable expense (including reasonable agents’ and attorneys’ fees and expenses) incurred by it without willful misconduct, gross negligence or bad faith on its part arising out of or in connection with the acceptance or performance of its duties under this Agreement or the Security Agreement. The Agent shall notify the Investors promptly of any claim for which it may seek indemnity and the failure to provide such notice shall not prejudice the Agent’s right to indemnity hereunder unless and to the extent that the Investors’ ability to defend any such claim shall have been compromised as a result of such failure to notify. The Company need not reimburse any expense and the Investors shall not be obligated to indemnify against any loss or liability incurred by the Agent through willful misconduct, gross negligence or bad faith. The obligations pursuant to this Section 8(d) shall survive the termination of this Agreement.

(e)  Successor Agent. The Agent may at any time resign by giving written notice to the Investors of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be less than 30 days after the date on which such notice is given, unless the Investors otherwise agree. Such resignation under this Section 8(e) shall take effect upon the appointment by the (remaining) Investors as hereinafter provided of a successor Agent and the acceptance of such appointment by such successor Agent. Any successor Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Investors an instrument accepting such appointment hereunder, and thereupon such successor Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as Agent hereunder. As soon as practicable after appointment of the successor Agent, the Investors shall cause written notice of the change in the Agent to be given to the Company. Failure to give any notice provided for in this Section 8(e) or any defect therein, shall not affect the legality or validity of the appointment of a successor Agent, as the case may be.

9.  Miscellaneous.

(a)  Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and Investors holding at least a majority of the aggregate outstanding principal amount of the Notes (“Requisite Percentage”).

(b)  Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

(c)  Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)  Successors and Assigns. Subject to the restrictions on transfer described in Sections 9(e) and 9(f) below, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)  Registration, Transfer and Replacement of the Notes. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes. Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f)  Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investors holding a Requisite Percentage.

(g)  Entire Agreement. This Agreement together with the other Transaction Agreements constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(h)  Notices. Except as set forth in Section 1(c), all notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows: (i) if to a Investor, at such Investor’s address or facsimile number set forth in the Schedule of Investors attached as Schedule I, or at such other address as such Investor shall have furnished the Company in writing, or (ii) if to the Company, at 2530 Meridian Parkway, 2nd Floor Durham, NC 27713, Attention: James Gayton, Corporate Counsel, (919) 765-5026 (facsimile), with a copy to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, 2500 Wachovia Capitol Center, Raleigh, North Carolina 27602-2611, Attention: Margaret N. Rosenfeld, (919) 821-6800 (facsimile) or at such other address or facsimile number as the Company shall have furnished to the Investors in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) two days after being deposited in the U.S. mail, first class with postage prepaid.

(i)  Expenses. Each of the parties hereto shall bear its own expenses in connection with the preparation, execution and delivery of this Agreement and the other Transaction Agreements.

(j)  Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Notes to each of the Investors is a separate sale. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k)  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(Signature Page Follows)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

SMART ONLINE, INC.
a Delaware corporation

By: /s/ David E. Colburn
Name: David E. Colburn
Title: President and CEO

INVESTORS:

CRYSTAL MANAGEMENT LTD.

By: /s/ Doron Roethler
Name: Doron Roethler
Title:

ATLAS CAPITAL S.A.

By: /s/ C. Waller               /s/ M. Dwek
Name: C. Waller               M. Dwek
Title:   Management        General Management

WILLIAM FURR

/s/ William P. Furr

[Signature page for Convertible Secured Subordinated Note Purchase Agreement]

THE BLUELINE FUND

By: /s/ P. Pouponnot
Name: Pouponnot, Philippe
Title:

[Signature page for Convertible Secured Subordinated Note Purchase Agreement]

AGENT:

DORON ROETHLER

By: /s/ Doron Roethler
Name: Doron Roethler
Title: ________________________________

[Signature page for Convertible Secured Subordinated Note Purchase Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

INVESTOR’S NAME AND ADDRESS	Initial Closing Note Principal Amount
Crystal Management Ltd. Michal Raviv, Adv. Gibor Sport House (28th floor) 7, Menahem Begin (Betzalel) St. Ramat Gan 52521 Israel Fax.: +972 (3) 575-5526	US$500,000.00
William Furr 1840 East Sandpointe Lane Vero Beach, FL 32963 Fax:	US$250,000.00
Atlas Capital, S.A. Rue du Rhône 118, CH - 1204 Genève Switzerland Fax:	US$2,050,000.00
The Blueline Fund Mary Street Walker House P.O. Box 908 GT George Town, Grand Cayman Cayman Islands Fax:	US$500,000.00
Total:	US$3,300,000.00

Exhibit A

FORM OF NOTE

Exhibit B

FORM OF SECURITY AGREEMENT

Exhibit C

FORM OF REGISTRATION RIGHTS AGREEMENT